EXHIBIT 99.1

NVIDIA REPORTS  OPERATING RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2004

SANTA CLARA, CA. – February 12, 2004 – NVIDIA® Corporation (Nasdaq: NVDA) today reported financial results for the fourth quarter of fiscal 2004 and the fiscal year ended January 25, 2004.

For the fourth quarter of fiscal 2004, revenue increased to $472.1 million, compared to $469.0 million for the fourth quarter of fiscal 2003.  Net income for the fourth quarter of fiscal 2004 was $24.2 million, or $0.14 per diluted share, compared to net income of $50.9 million, or $0.30 per diluted share, for the fourth quarter of fiscal 2003.

Revenue for the fiscal year ended January 25, 2004 was $1.82 billion, compared to revenue of $1.91 billion for the fiscal year ended January 26, 2003.  Net income for the fiscal year ended January 25, 2004 was $74.4 million, or $0.43 per diluted share, compared to net income of $90.8 million, or $0.54 per diluted share, for the fiscal year ended January 26, 2003.

"Our goals this year are to extend our GPU and MCP leadership, drive gross margin improvements, and bring innovative products and strategies that make a significant impact within each of the segments we serve," stated Jen-Hsun Huang, president and CEO of NVIDIA.

Huang added, "The products we now build span the computing, consumer electronics, and handheld segments. All of these segments are being transformed by digital media and networking. We believe the GPU and MCP are the engines that will power computing and consumer electronics in the ‘networked digital entertainment’ era."

NVIDIA will conduct a conference call with analysts and investors to discuss its fourth quarter and fiscal year 2004 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations web site http://nvidia.com/ir and at http://www.streetevents.com . The web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its first quarter fiscal 2005.

About NVIDIA
NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1,800 people worldwide. For more information, visit the Company’s Web site at www.nvidia.com <http://www.nvidia.com> .

Certain statements in this press release regarding earnings in the fourth quarter of fiscal 2004, including the statements relating to the Company's expectations for NVIDIA's family of products and expectations of market position and growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, manufacturing costs and the pricing of components such as memory, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, market acceptance of the Company's new products, the Company's dependence on third-party developers and publishers and the impact of litigation and other proceedings. Investors are advised to read the Company's Annual Report on Form 10-K filed on April 25, 2003, particularly those sections entitled "Business Risks," for a more complete discussion of these and other risks and uncertainties..

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NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	January 25,	January 26,	January 25,	January 26,
	2004	2003	2004	2003

Revenue (A)	$472,119	$468,953	$1,822,945	$1,909,447

Cost of revenue	333,914	301,442	1,294,067	1,327,271
Cost of revenue related to stock option exchange (B)	-	-	-	6,164

Gross profit	138,205	167,511	528,878	576,012

Operating expenses:
Research and development	71,990	57,373	269,972	224,873
Sales, general and administrative	42,399	39,402	165,249	151,485
In-process research and development (C)	-	-	3,500	-
Stock option exchange (B)	-	-	-	55,668

Total operating expenses	114,389	96,775	438,721	432,026

Operating income	23,816	70,736	90,157	143,986

Interest and other income, net	2,433	2,030	9,584	6,571
Convertible debenture redemption expense (D)	-	-	(13,068)	-

Income before income tax expense	26,249	72,766	86,673	150,557

Income tax expense (E)	2,083	21,830	12,254	59,758

Net income	$24,166	$50,936	$74,419	$90,799

Basic net income per share	$0.15	$0.32	$0.46	$0.59

Diluted net income per share	$0.14	$0.30	$0.43	$0.54

Shares used in basic per share computation	163,456	157,683	160,924	153,513

Shares used in diluted per share computation	176,457	167,517	172,707	168,393

(A) As a result of the Microsoft Xbox pricing settlement, NVIDIA recognized $40,365 in additional revenue in the three months ended January 26, 2003. Of the $40,365, revenue associated with unit sales in the three months ended January 26, 2003 was $4,777 and revenue associated with unit sales in prior quarters was $35,588.

(B) The stock option exchange expense for the twelve months ended January 26, 2003 was related to personnel associated with manufacturing cost, research and development, and sales, general and administrative of $6.2 million, $35.4 million and $20.2 million, respectively.

(C) Amount represents the write-off of acquired research and development expense from the purchase of MediaQ, Inc. on August 19, 2003 that had not yet reached technological feasability and has no alternative future use.

(D) Amount includes a $7.6 million redemption premium paid for the convertible debentures and $5.5 million of related unamortized issuance costs.

(E) The effective income tax rate for the three and twelve months ended January 25, 2004 was 7.9% and 14.1%, respectively. The effective income tax rate for the three and twelve months ended January 26, 2003 was 30% and 39.7%, respectively.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 25,	January 26,
	2004	2003

ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$604,043	$1,028,413
Accounts receivable, net	196,631	154,501
Inventories	234,238	145,046
Prepaid and other current assets	14,539	12,393
Prepaid and deferred taxes	3,261	11,249

Total current assets	1,052,712	1,351,602

Property and equipment, net	190,029	135,152
Deposits and other assets	7,731	10,473
Prepaid and deferred taxes	-	43,317
Goodwill	108,909	54,227
Intangible assets, net	39,963	22,244

Total assets	$1,399,344	$1,617,015

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$185,342	$141,129
Accrued liabilities	144,755	228,467
Current portion of note and capital lease obligations	4,015	5,676
Interest payable	-	4,176

Total current liabilities	334,112	379,448

Deferred income tax liability	8,609	-
Capital lease obligations, less current portion	856	4,880
Long-term convertible debenture	-	300,000
Long-term liabilities	4,582	-

Stockholders' equity	1,051,185	932,687

Total liabilities and stockholders' equity	$1,399,344	$1,617,015